Exhibit 2.1

 IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
GSE ENVIRONMENTAL, INC., et al.,1)		Case No. 14- 14-11126 (MFW)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ MODIFIED JOINT PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Patrick J. Nash, Jr., P.C. (admitted pro hac vice)		Laura Davis Jones (DE Bar No. 2436)
Jeffrey D. Pawlitz (admitted pro hac vice) Bradley Thomas Giordano (admitted pro hac vice)		Timothy P. Cairns (DE Bar No. 4228)
KIRKLAND & ELLIS LLP		PACHULSKI STANG ZIEHL & JONES LLP
300 North LaSalle		919 North Market Street, 17th Floor
Chicago, Illinois 60654		P.O. Box 8705
Telephone:	(312) 862-2000	Wilmington, Delaware 19899-8705 (Courier 19801)
Facsimile:	(312) 862-2200	Telephone:	(302) 652-4100
Email:	patrick.nash@kirkland.com	Facsimile:	(302) 652-4400
	jeffrey.pawlitz@kirkland.com	Email:	ljones@pszjlaw.com
	bradley.giordano@kirkland.com		tcairns@pszjlaw.com

Co-Counsel for the Debtors and Debtors in Possession

Dated:  July 23, 2014

______________
1
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include:  GSE Environmental, Inc. (1074); GSE Environmental, LLC (1539); GSE Holding, Inc. (9069); and SynTec, LLC (2133).  The location of the Debtors’ service address is:  19103 Gundle Road, Houston, Texas 77073.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	10
C.	Computation of Time.	10
D.	Governing Law.	10
E.	Reference to Monetary Figures.	11

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		11
A.	Administrative Claims.	11
B.	Professional Compensation.	11
C.	Post-Confirmation Date Fees and Expenses.	12
D.	DIP Facility Claims.	12
E.	Priority Tax Claims.	12
F.	Statutory Fees.	12

ARTICLE III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		12
A.	Classification of Claims and Interests.	12
B.	Treatment of Claims and Interests.	13
C.	Special Provision Governing Unimpaired Claims.	16
D.	Acceptance or Rejection of the Plan.	16
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	17
F.	Controversy Concerning Impairment.	17
G.	Elimination of Vacant Classes.	17
H.	Subordinated Claims.	17
I.	Intercompany Interests.	17

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		17
A.	General Settlement of Claims and Interests.	17
B.	Restructuring Transactions.	18
C.	Reorganized GSE Environmental, Inc.	18
D.	Existing Letters of Credit.	18
E.	Sources of Consideration for Plan Distributions.	18
F.	Corporate Existence.	19
G.	Vesting of Assets in the Reorganized Debtors.	19
H.	Cancellation of Securities and Agreements.	19
I.	Corporate Action.	20
J.	New Organizational Documents.	20
K.	Key Employee Obligations.	20
L.	Directors, Managers, and Officers of the Reorganized Debtors.	21
M.	Effectuating Documents; Further Transactions.	21
N.	Section 1146 Exemption.	21
O.	Director and Officer Liability Insurance; Other Insurance.	21
P.	Management Equity Incentive Plan.	21
Q.	Employee and Retiree Benefits.	22
R.	Preservation of Causes of Action.	22
S.	Release of Avoidance Actions.	22
T.	Allowance of Certain Claims	23

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		23
A.	Rejection of Executory Contracts and Unexpired Leases.	23
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	23
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	23
D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.	24

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E.	Reservation of Rights.	24
F.	Nonoccurrence of Effective Date.	25
G.	Contracts and Leases Entered Into After the Petition Date.	25

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		25
A.	Timing and Calculation of Amounts to Be Distributed.	25
B.	Disbursing Agent.	25
C.	Rights and Powers of Disbursing Agent.	25
D.	Distributions on Account of Claims Allowed After the Effective Date	26
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	26
F.	Manner of Payment.	27
G.	Securities Registration Exemption.	27
H.	Compliance with Tax Requirements.	28
I.	Allocations.	28
J.	No Postpetition Interest on Claims.	28
K.	Setoffs and Recoupment by Debtors.	28
L.	Claims Paid or Payable by Third Parties.	28

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		29
A.	Resolution of Disputed Claims.	29
B.	Disallowance of Claims.	31
C.	Amendments to Claims.	31

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		31
A.	Compromise and Settlement.	31
B.	Discharge of Claims and Termination of Interests.	32
C.	Release of Liens.	32
D.	Releases by the Debtors.	32
E.	Releases by Holders of Claims and Interests.	33
F.	Exculpation.	34
G.	Injunction.	34
H.	Protections Against Discriminatory Treatment.	35
I.	Subordination Rights.	35
J.	Document Retention.	35

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		35
A.	Conditions Precedent to Confirmation.	35
B.	Conditions Precedent to the Effective Date.	36
C.	Waiver of Conditions.	36
D.	Effect of Failure of Conditions.	37

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		37
A.	Modification and Amendments.	37
B.	Effect of Confirmation on Modifications.	37
C.	Revocation or Withdrawal of Plan.	37

ARTICLE XI. RETENTION OF JURISDICTION		38

ARTICLE XII. MISCELLANEOUS PROVISIONS		39
A.	Immediate Binding Effect.	39
B.	Additional Documents.	39
C.	Payment of Statutory Fees.	40
D.	Payment of Fees and Expenses of Professionals in Connection with the Funded Debt.	40

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E.	Statutory Committee and Cessation of Fee and Expense Payment.	40
F.	Reservation of Rights.	40
G.	Successors and Assigns.	40
H.	Notices.	40
I.	Term of Injunctions or Stays.	41
J.	Entire Agreement.	41
K.	Exhibits.	41
L.	Nonseverability of Plan Provisions.	42
M.	Votes Solicited in Good Faith.	42
N.	Closing of Chapter 11 Cases.	42
O.	Conflicts.	42

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INTRODUCTION

GSE Environmental, Inc., together with its Affiliates, GSE Environmental, LLC, GSE Holding, Inc., and SynTec, LLC  as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this modified joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.  Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Accrued Professional Compensation Claims” means, at any given time, all Claims for accrued, contingent, and/or unpaid fees and expenses rendered allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order; provided, however, that any such fees and expenses (a) have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) have not been applied against any retainer that has been provided to such Professional.  To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2. “Administrative Claim” means any Claim for costs and expenses of administration pursuant to sections 328, 330, 364(c)(1), 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises); (b) Allowed Accrued Professional Compensation Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code.

3. “Administrative Claims Bar Date” means the date by which all requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, which date shall be (a) for Administrative Claims (other than trade vendor Claims for goods and services sold post-petition to the Debtors in the ordinary course of business and Accrued Professional Compensation Claims) arising during the period commencing on the Petition Date and continuing through and including the date that is seven (7) days prior to the date for the Confirmation Hearing, the date that is three (3) days prior to the Confirmation Hearing, and (b) for Administrative Claims (other than trade vendor Claims for goods and services sold to the Debtors and Accrued Professional Compensation Claims) arising during the period commencing after the date that is seven (7) days prior to the date for the Confirmation Hearing, the date that is three (3) days after the Effective Date.  For the avoidance of doubt, and without limiting the parenthetical exclusions in the definition of the “Administrative Claims Bar Date,” the Administrative Claims Bar Date shall not apply to any Claim or amount otherwise entitled to administrative expense priority that is, or was eligible to be, a Class 4 Claim, or any Claim or amount otherwise entitled to administrative expense priority for goods or services provided to the Debtors post-petition by a non-Debtor entity that holds or held a Qualified Unsecured Trade Claim, by a non-Debtor party to a Qualified Vendor Support Agreement, or by a non-Debtor party that provided any post-petition goods or services that the Debtors use in the ordinary course of their businesses.

4. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5. “Allowed” means with respect to any Claim, except as otherwise provided herein:  (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; (d) a Claim as to which a Proof of Claim has been timely Filed or has been scheduled by the Debtors as other than disputed, contingent, or unliquidated  and as to which no objection has been Filed as of the Claim Objection Deadline.

6. “Assumed Executory Contract and Unexpired Lease List” means the list of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Reorganized Debtors and which shall be included in the Plan Supplement, which list will also include proposed Cure Claims.

7. “Avoidance Actions” means Claims and causes of action arising under sections 544, 545, 546, 547, 548, 549, 550, and 553(b) of the Bankruptcy Code.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11. “Cash” means cash and cash equivalents.

12.  “Causes of Action” means any:  (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law.

13. “Certificate” means any instrument evidencing a Claim or an Interest.

14. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15. “CHS Capital” means Code Hennessey & Simmons IV LP and its Affiliates.

16. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

17. “Claims Bar Date” means, for each General Unsecured Claim, July 7, 2014, at 5:00 p.m. (Eastern).

18. “Claims Bar Date Order” means the order of the Bankruptcy Court establishing the date that is 35 days after the Petition Date as the Claims Bar Date for General Unsecured Claims.

19. “Claims Objection Deadline” means, for each General Unsecured Claim, the first Business Day that is at least 120 days after the Effective Date, provided that the Claims Objection Deadline may be extended, from time to time, by order of the Bankruptcy Court after notice and a hearing.

20. “Claims Register” means the official register of Claims maintained by the Noticing Agent.

21. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

22. “Class 5 Oversight Committee” means a committee (initially composed of one or more of the members of the Creditors Committee) appointed as of the Effective Date for the purpose of administering Class 5 Claims, including without limitation, reviewing, analyzing, objecting to, litigating, compromising, settling, estimating, liquidating or otherwise resolving Class 5 Claims.

23. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

24. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to

Article IX.C hereof.

25. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

26. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

27. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

28. “Consummation” means the occurrence of the Effective Date.

29. “Creditors Committee” means an official committee of unsecured creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee for the District of Delaware, if any.

30. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

31. “D&O Policy” means any insurance policy of the Debtors provided by an insurance company that provides coverage against director, managers, and officer liability claims, as applicable.

32. “Debtor Release” means the release given by the Debtors to the Released Parties as set forth in Article VIII.D.

33. “DIP Agent” means that certain administrative agent (and its successors and assigns) under the DIP Facility.

34. “DIP Facility” means that certain $45 million superpriority priming delayed-draw term loan facility among GSE Environmental, Inc., as borrower, certain Affiliates thereof, as guarantors, the DIP Agent, and the DIP Lenders.

35. “DIP Facility Claims” means any Claim held by the DIP Lenders and or the DIP Agent arising under or related to the DIP Facility.

36. “DIP Lenders” means those certain lenders party to the DIP Facility.

37. “DIP Order” means the interim order or final order, as applicable, entered by the Bankruptcy Court, authorizing and approving the DIP Facility.

38. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

39. “Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Modified Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as may be altered, amended, modified, or supplemented from time to time), including all exhibits and schedules thereto and references therein that relate to the Plan, and that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

40. “Disputed” means any Claim or Interest that is not yet Allowed.

41. “DTC” means the Depository Trust Company.

42. “Effective Date” means the date selected by the Debtors, that is reasonably acceptable to the Required Lenders, and that is a Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.B and Article IX.C hereof and (b) no stay of the Confirmation Order is in effect.

43. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

44. “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.

45. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

46. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq.

47. “Exculpated Claim” means any Claim related to any post-petition act taken or omitted to be taken in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the preparation or filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, and the administration and implementation of the Plan, including the issuance of New Equity or the distribution of property under the Plan or any other agreement.

48. “Exculpated Party” means each of:  (a) the Debtors; (b) the Reorganized Debtors; (c) the Creditors Committee and each member thereof; (d) the Class 5 Oversight Committee and each member thereof; and (e) with respect to each of the foregoing entities in clauses (a) through (d), such party’s current and former affiliates, and such party’s and its current and former affiliates’ subsidiaries, officers, directors, managers, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

49. “Exit Facilities” means the credit facilities to be entered into by the Reorganized Debtors to fund ongoing operations and obligations under the Plan including to pay or refinance the DIP Facility Claims on the Effective Date.

50. “Exit Facility Backstop Commitment” means the commitment of the Required Lenders to backstop the funding of the Exit Facilities in the event the Company is unable to secure the Exit Facility from a third-party with material terms acceptable to the Required Lenders.

51. “Exit Facility Term Sheets” means the term sheets setting forth the material terms of the Exit Facilities, which shall be acceptable to the Required Lenders.

52. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

53. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

54. “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

55. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing  has expired and no appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, re-argument, or rehearing that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

56. “First Lien Credit Agreement” means the First Lien Credit Agreement dated as of May 27, 2011, among GSE Environmental, Inc., as borrower, and the other Debtors as guarantors, the First Lien Agent (including its predecessors, successors, and assigns), and the First Lien Lenders (as amended, restated, supplemented or otherwise modified from time to time).

57. “First Lien Credit Agreement Existing Letters of Credit” means all outstanding and undrawn letters of credit under the First Lien Credit Agreement.

58. “First Lien Agent” means Cantor Fitzgerald Securities (including its successors and assigns), in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement.

59. “First Lien Loan Claim” means any Claim derived from, based upon, relating to or arising from the First Lien Credit Agreement.

60. “First Lien Deficiency Claim” means the portion of the First Lien Loan Claim constituting a General Unsecured Claim under section 506(a) of the Bankruptcy Code.  The First Lien Deficiency Claim shall be Allowed in an amount (i) stipulated by the Company, the Required Lenders, and the Creditors Committee, and approved by the Bankruptcy Court or (ii) otherwise determined by the Bankruptcy Court after notice and an opportunity for a hearing.

61. “First Lien Secured Claim” means any First Lien Loan Claim that is Secured.

62.  “First Lien Lenders” means the institutions party from time to time as Lenders under the First Lien Credit Agreement.

63. “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim.

64. “General Unsecured Claims” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including the First Lien Deficiency Claim and any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code and all claims that are not (a) Administrative Claims, (b) DIP Facility Claims, (c) Priority Tax Claims, (d) Other Priority Claims, (e) Other Secured Claims,(f) First Lien Secured Claims, (g) Qualified Unsecured Trade Claims, (h) Section 510(b) Claims, or (i) Intercompany Claims.   For the avoidance of doubt, the General Unsecured Claims shall include any deficiency Claims arising from Holders of Other Secured Claims.

65. “General Unsecured Claims Recovery Pool” means $1,350,000 in Cash to be paid into a bank account identified by the Disbursing Agent for General Unsecured Claims to be held in trust for the benefit of holders of Allowed General Unsecured Claims and to be distributed in accordance with the provisions of Article III.B.5.

66. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

67. “Holder” means an Entity holding a Claim or an Interest.

68. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

69. “Intercompany Claim” means any Claim held by a Debtor or a Non-Filer against another Debtor.

70. “Intercompany Interest” means any Interest in a Debtor or a Non-Filer held by another Debtor or Non-Filer or any Interest in a Debtor or a Non-Filer held by an Affiliate of a Debtor or a Non-Filer.

71. “Interests” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto; and (b) partnership, limited liability company, or similar interest in a Debtor.

72. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

73. “Key Employee Plans” means the key employee plans as defined in the First Lien Credit Agreement.

74. “Key Employee Plan Obligations” means the obligations arising pursuant the Key Employee Plans.

75. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

76. “Management Equity Incentive Plan” means that certain post-Effective Date management equity incentive plan to be implemented by the New Board of Reorganized GSE Environmental, Inc.

77. “New Boards” means the initial boards of directors, members, or managers, as applicable, of such Reorganized Debtors.

78. “New Equity” means the equity of Reorganized GSE Holding, Inc., authorized pursuant to the Plan.

79. “New Organizational Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, the forms of which will be included in the Plan Supplement.

80.  “Non-Filers” means GSE International, Inc., GSE Lining Technology Co. LTD, GSE Lining Technology Co. - Egypt S.A.E., HYMA/GSE Manufacturing Co., HYMA/GSE Manufacturing Co. S.A.E., GSE (UK) Ltd., GSE Lining Technology LTD., GSE Australia Pty LTD, GSE Lining Technology GmbH, GSE Environmental Holding Ltd., GSE Environmental Lining Technology (Sazhou) Co., Ltd., GSE Lining Technology Chile S.A., and GSE Environmental S de RL de CV.

81. “Noticing Agent” means Prime Clerk, LLC, located at 830 Third Avenue, 9th Floor, New York, NY, (844) 205-4335, retained as the Debtors’ notice, claims, and balloting agent.

82. “Other Priority Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

83. “Other Secured Claim” means any Secured Claim that is not a First Lien Claim.

84. “Parent Equity Interests” means Interests in GSE Holding, Inc.

85. “Petition Date” means May 4, 2014, the date on which the Debtors commenced the Chapter 11 Cases.

86. “Plan” means this Modified Joint Plan of Reorganization of the GSE Environmental, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules, which are incorporated herein by reference.

87. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than 7 days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court comprised of, among other documents, the following:  (a) New Organizational Documents; (b) a list of retained Causes of Action; (c) the Shareholder Agreement; (d) the Exit Facility Term Sheets; (e) Exit Facility Backstop Commitment; and (f) the Assumed Executory Contract and Unexpired Lease List.  Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (f).  The Debtors shall have the right to amend the documents contained in the Plan Supplement, and add additional documents to the Plan Supplement, through and including the Effective Date in accordance with Article IX hereof.

88. “Postpetition Period” means the period of time following the Petition Date through the Confirmation Date.

89. “Priming Loan Credit Agreement” means the First Lien Credit Agreement dated as of January 10, 2014, among GSE Environmental, Inc., as borrower, and the other Debtors as guarantors, the Priming Loan Agent (including its predecessors, successors, and assigns), and the Priming Loan Lenders (as amended, restated, supplemented or otherwise modified from time to time).

90. “Priming Loan Agent” means Cantor Fitzgerald Securities (including its successors and assigns), in its capacity as administrative agent and collateral agent under the Priming Loan Credit Agreement.

91. “Priming Loan Lenders” means the institutions party from time to time as Lenders under the Priming Loan Credit Agreement.

92. “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

93. “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

94. “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

95. “Professional Fee Escrow Account” means an interest-bearing escrow account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors after the Confirmation Date but at least one day prior to the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims.  Such Cash shall remain subject to the jurisdiction of the Bankruptcy Court.

96. “Professional Fee Escrow Amount” means the aggregate Accrued Professional Compensation Claims through the Effective Date as estimated in accordance with Article II.B.3.

97. “Qualified Unsecured Trade Claim” means (a) all Unsecured Claims directly relating to and arising solely from the receipt of goods and services by the Debtors arising with, and held by, Entities with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date, which Entities have either (x) executed a Qualified Vendor Support Agreement prior to or on the Voting Deadline or (y) indicated on its Class 4 Ballot that, in consideration for its Allowed Claim receiving the treatment provided for Class 4, such Entity elects to be bound to provide payment terms no less advantageous (from the perspective of the Reorganized Debtors) than those terms provided to the Debtors as of twelve months prior to the Petition Date for at least twelve months following the Effective Date; provided, however,  that such Entity receives the payment on its Allowed Claim in accordance with the Plan;  provided, further, that the Debtors are and remain in compliance with such payment terms for the duration of the twelve months; or (b) all Claims designated by the Debtors as a “Qualified Unsecured Trade Claim” for purposes of the Plan by an order of the Bankruptcy Court or agreement of the applicable parties; provided, however, that Qualified Unsecured Trade Claims shall not include Administrative Claims or Other Priority Claims.

98. “Qualified Vendor Support Agreement” means an agreement (a prototype of which is attached as Exhibit E) or similar arrangement satisfactory to the Debtors and the Required Lenders in which such Holder shall agree to provide payment terms no less advantageous (from the perspective of the Reorganized Debtor) than those terms provided as 12 months prior to the Petition Date for at least 12 months following the Effective Date or such other terms as agreeable to the Debtors and the Required Lenders.

99. “Reinstated” means:  (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:  (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

100. “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

101. “Released Party” means each of:  (a) the DIP Agent, the DIP Lenders, and the Holders of DIP Facility Claims, in each case, in their capacity as such;  (b) the Priming Loan Lenders and the Priming Loan Agent; (c) Holders of the First Lien Claims; (d) the Exit Facilities agents and lenders, in each case, in their capacity as such; (e) the Creditors Committee and each member thereof; and (f) with respect to each of the foregoing entities in clauses (a) through (e), such person’s current and former Affiliates, subsidiaries, officers, directors, principals, employees, agents (including the DTC), financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and (g) the Debtors’ and the Reorganized Debtors’ current  Affiliates (including CHS Capital), including the Non-Filers, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.  No Holder of a Claim or Interest who votes to reject the Plan shall be a Released Party.

102. “Reorganized Debtors” means the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

103. “Reorganized GSE Environmental, Inc.” means GSE Environmental, Inc., or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

104. “Reorganized GSE Holding, Inc.” means GSE Holding, Inc., or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

105. “Required Lenders” means the First Lien Lenders holding at least 66% in amount of the First Lien Claims.

106. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors determine to be necessary or appropriate to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors.

107. “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a Security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

108. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

109. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

110. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

111. “Shareholder Agreement” means one or more stockholders’ agreement(s), as necessary, with respect to the New Equity.

112. “Solicitation Date” means the date on which mailing solicitation of votes to accept or reject the Plan is commenced.

113. “Third Party Release” means the release provision set forth in Article VIII.E hereof.

114. “Third Party Releasees” means the Debtors, the Reorganized Debtors, and the Released Parties.

115. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

116. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

117. “Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on July 18, 2014.

B.	Rules of Interpretation.

For purposes of this Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) all references to events occurring on a specified date shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; and (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.  Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

1. General Administrative Claims.

Except as specified in this Article II, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim in the ordinary course of the Debtors’ business, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims.

B.	Professional Compensation.

1. Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date and no later than one day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow Account.  On or before the Effective Date, the Debtors shall fund the Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals.  Such funds shall not be considered property of the Debtors’ Estates, except as otherwise provided in Article II.B.2.

2. Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Claims of a Professional shall be Filed no later than 40 calendar days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court.  The amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments and after applying any retainers, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by a Final Order.  To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A.  After all Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall return any excess amounts to the Reorganized Debtors.

3. Professional Fee Escrow Amount.

To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five calendar days prior to the anticipated Effective Date, as shall be indicated by the Debtors to such Professionals in writing as soon as reasonably practicable following Confirmation of the Plan; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates.  If a Professional does not provide an estimate, the Debtors, in consultation with the Required Lenders, may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional.  The total amount so estimated shall comprise the Professional Fee Escrow Amount.  To the extent that any Accrued Professional Compensation Claims are satisfied after the funding of the Professional Fee Escrow Account with funds outside the Professional Fee Escrow Account, the Professional Fee Escrow Amount shall be reduced by the amount of such funds and such amount shall be returned as soon as practicable to the Debtors or Reorganized Debtors, as applicable.

C.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code prior to or on the Confirmation Date provided that (a) such fees relate to the Consummation or implementation of the Plan, (b) Professionals that charge on an hourly basis may only charge at their standard hourly rate, (c) Professionals that charge on a monthly basis may only charge at the monthly rate previously approved by the Bankruptcy Court, and (d) any success fee must be approved the Bankruptcy Court.  For the avoidance of doubt, the foregoing provision shall not apply to the payment of any fees and expenses of professionals that have not been formally retained by the Debtors or a Committee before the Confirmation Date.

D.	DIP Facility Claims.

Notwithstanding anything to the contrary herein, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash.

E.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.	Statutory Fees.

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.  Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor's case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1. Class Identification.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	First Lien Secured Claims	Impaired	Entitled to Vote
Class 4	Qualified Unsecured Trade Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
Class 8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)
Class 9	Parent Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

1. Class 1 - Other Priority Claims.

(a)	Classification: Class 1 consists of all Other Priority Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall be paid in full in Cash by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

(c)
Voting:  Class 1 is Unimpaired under the Plan.  Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 - Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Claim shall, at the sole option of the applicable Debtor; provided, however, that any Holder of an Allowed Claim in Class 2 to be satisfied pursuant to Article III.B.2(b)(i) herein shall require the consent of the Required Lenders:

(i)
be paid in full in Cash, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, on the Effective Date or as soon thereafter as reasonably practicable or, if payment is not then due, in accordance with the payment terms of any applicable agreement;

(ii)
receive the collateral securing any such Allowed Other Secured Claim and be paid any interest required to be paid under section 506(b) of the Bankruptcy Code on the Effective Date or as soon thereafter as reasonably practicable; or

(iii)
otherwise be treated in any other manner such that the Allowed Other Secured Claim shall be rendered Unimpaired on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or as soon as reasonably practicable thereafter.

(c)
Voting:  Class 2 is Unimpaired under the Plan.  Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 - First Lien Secured Claims.

(a)	Classification: Class 3 consists of all First Lien Secured Claims against the Debtors.

(b)
Treatment:  On the Effective Date, except to the extent that a Holder of a First Lien Secured Claim agrees to less favorable treatment of its Allowed First Lien Secured Claim, each Holder of an Allowed First Lien Secured Claim against the Debtors shall receive its Pro Rata share of 100% of the New Equity received from GSE Environmental, Inc. on the Effective Date (subject to dilution by amounts reserved pursuant to the Management Equity Incentive Plan) in exchange for its Claim.  For the avoidance of doubt, the First Lien Secured Claim shall not include the First Lien Deficiency Claim, which claim (if not waived) shall be treated as a General Unsecured Claim.

(c)	Voting: Class 3 is Impaired under the Plan. Each Holder of a First Lien Secured Claim is entitled to vote to accept or reject the Plan.

4. Class 4 - Qualified Unsecured Trade Claims.

(a)	Classification: Class 4 consists of all Qualified Unsecured Trade Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of an Allowed Qualified Unsecured Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Qualified Unsecured Trade Claim, each Holder of an Allowed Qualified Unsecured Trade Claim shall receive payment in full on account of such Qualified Unsecured Trade Claim upon the later of (i) the Effective Date (for any portion of the Qualified Unsecured Trade Claim that is due on or prior to the Effective Date) and (ii) the date such Allowed Qualified Unsecured Trade Claim (for any portion thereof that is due after the Effective Date) comes due in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed Qualified Unsecured Trade Claim or in accordance with the course of practice between the Debtors and such Holder with respect to such Allowed Qualified Unsecured Trade Claim to the extent such Allowed Qualified Unsecured Trade Claim is not otherwise satisfied or waived on or before the Effective Date; provided, however, that Holders of Qualified Unsecured Trade Claims are not entitled to postpetition interest, late fees or penalties on account of such Claims.

(c)	Voting: Class 4 is Impaired under the Plan. Each Holder of a Qualified Unsecured Trade Claim is entitled to vote to accept or reject the Plan.

5. Class 5 – General Unsecured Claims.

(a)	Classification: Class 5 consists of all General Unsecured Claims against the Debtors.

(b)
Treatment:  Except to the extent that a Holder of a General Unsecured Claim, including for the avoidance of doubt the First Lien Deficiency Claim (unless otherwise waived), agrees to less favorable treatment of its Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim, in exchange for full and final satisfaction, settlement, release and discharge of the General Unsecured Claims, shall receive its Pro Rata share (calculated with reference to all Allowed General Unsecured Claims) of the General Unsecured Claims Recovery Pool; provided, however, that (a) if Class 5 accepts the Plan or (b) the Committee has continuously supported the Plan through Confirmation, including by sending a letter in connection with the solicitation materials that supports the Plan and recommends that Holders of Claims in Class 4 and Class 5 vote in favor of the Plan, each Holder of a First Lien Deficiency Claim shall be deemed to waive their right to receive any distribution from the General Unsecured Claims Recovery Pool. The Debtors and the Committee reserve the right to challenge the legal basis and amount of any General Unsecured Claim.  Any Claim to any deductible under a prepetition insurance contract of the Debtors related to a Class 5 Claim that is covered by such insurance shall be a Class 5 General Unsecured Claim and shall receive its Pro Rata share of the General Unsecured Claims Recovery Pool.

(c)	Voting: Class 5 is Impaired under the Plan. Each Holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan.

6. Class 6 - Section 510(b) Claims.

(a)	Classification: Class 6 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Claims in Class 6 shall be cancelled without any distribution.

(c)
Voting:  Class 6 is Impaired under the Plan.  Holders of Claims in Class 6 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 7 - Intercompany Claims.

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)
Treatment:  Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, with the written approval of the Required Lenders, be cancelled, and no distribution shall be made on account of such Claims.

(c)
Voting:  Holders of Class 7 Intercompany Claims are either Unimpaired, and such Holders of Class 7 Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Class 7 Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 7 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8. Class 8 - Intercompany Interests.

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)
Treatment:  Intercompany Interests may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Interests.

(c)
Voting:  Holders of Class 8 Intercompany Interests are either Unimpaired, and such Holders of Class 8 Intercompany Interests conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Class 8 Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 8 Intercompany Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 - Parent Equity Interests.

(a)	Classification: Class 9 consists of the Parent Equity Interests.

(b)
Treatment:  On the Effective Date, the Parent Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancelation or otherwise, and there shall be no distribution to holders of Parent Equity Interests on account of such Parent Equity Interests.

(c)
Voting:  Class 9 is Impaired under the Plan.  Holders of Claims in Class 9 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Acceptance or Rejection of the Plan.

1. Voting Classes.

Class 3, 4, and 5 are Impaired under the Plan.  Each Holder of a Claim or Interest in such Classes is entitled to vote to accept or reject the Plan.

2. Presumed Acceptance of the Plan.

Classes 1, 2, 7, and 8 are Unimpaired under the Plan.  Each Holder of a Claim or Interest in such Classes is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan; provided, however, that to the extent Class 7 Intercompany Claims and Class 8 Intercompany Interests are cancelled,  each Holder of a Claim or Interest in Class 7 or 8 is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

3. Presumed Rejection of Plan.

Classes 6, 7, 8, and 9 are Impaired and shall receive no distribution under the Plan.  Each Holder of a Claim or Interest in such Classes is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan; provided, however, that to the extent Class 7 Intercompany Claims and Class 8 Intercompany Interests are Reinstated,  each Holder of a Claim or Interest in Class 7 or 8 is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.

F.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

G.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

I.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.  For the avoidance of doubt, all Interests in the Non-Filers shall continue to be owned by the Reorganized GSE Environmental, Inc.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Holders of Allowed Interests in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall enter into the Restructuring Transactions and shall take any actions as may be necessary or appropriate to effect a restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein.  The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate.  The actions to effect the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.	Reorganized GSE Environmental, Inc.

On the Effective Date, the New Board of Reorganized GSE Environmental, Inc. shall be established, and Reorganized GSE Environmental, Inc. shall adopt its New Organizational Documents.  The Reorganized Debtors shall be authorized to implement the Restructuring Transactions and adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary or desirable to consummate the Plan.

D.	Existing Letters of Credit.

The Company will, with respect to each First Lien Credit Agreement Existing Letters of Credit, (i) use commercially reasonable efforts to cause each beneficiary thereof to accept a replacement letter of credit issued under the Exit Facilities or (ii) provide the issuing bank with a backstop letter of credit under the Exit Facilities or cash collateral.

E.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations.

1. Exit Facilities.

On the Effective Date, the Reorganized Debtors will consummate the Exit Facilities.  The Reorganized Debtors shall use proceeds of the Exit Facilities to fund ongoing operations and obligations under the Plan, including to pay or refinance the DIP Facility Claims, and fund the General Unsecured Claims Recovery Pool.

2. Intercompany Account Settlement.

The Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

3. Issuance of New Equity.

The issuance of the New Equity, including options, or other equity awards, if any, reserved for the Management Equity Incentive Plan, by Reorganized GSE Holding, Inc. is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

4. Funding the General Unsecured Claims Recovery Pool.

On the Effective Date the Reorganized Debtors will distribute $1,350,000 in Cash into the General Unsecured Claims Recovery Pool to be held in trust for the benefit of holders of Allowed General Unsecured Claims.  The Reorganized Debtors also will fund a segregated account in the amount of $50,000, which amount will be used by the Committee post-Effective Date to review and object to the validity or amount of, or seek to estimate, any General Unsecured Claims.  To the extent (if any) that the Committee does not utilize the entire $50,000 to object to any General Unsecured Claims, such unused amount will be added to the General Unsecured Claims Recovery Pool and distributed to the Holders of Allowed General Unsecured Claims to the extent that the Holders of Allowed General Unsecured Claims have not been fully paid.  Notwithstanding anything to the contrary contained herein or otherwise, the Reorganized Debtors’ sole obligation to pay the Committee’s Professional Fees incurred in connection with the administration of General Unsecured Claims in Class 5, including without limitation all Professional Fees incurred allowing, objecting to, settling, litigating, compromising, seeking to estimate, or otherwise resolving such General Unsecured Claims shall be limited to $50,000.

F.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other similar formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other similar formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Notwithstanding the foregoing, absent the Committee’s written consent, the Debtors may not litigate or settle Class 5 Claims.

H.	Cancellation of Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the First Lien Credit Agreement, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors; provided further, however, that the foregoing shall not affect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor.  Notwithstanding the foregoing, no executory contract or unexpired lease that (i) has been, or will be, assumed pursuant to Section 365 of the Bankruptcy Code, (ii) relating to a claim pursuant to which any of the Debtors has entered into a Qualified Vendor Support Agreement, or (iii) relating to a Claim that was paid in full prior to the Effective Date, shall be terminated or cancelled on the Effective Date.

I.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including:  (1) selection of the directors and officers for the Reorganized Debtors; (2) the distribution of the New Equity; (3) implementation of the Restructuring Transactions; (4) execution of the Exit Facilities; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the Exit Facilities and any and all other agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.  The issuance of the New Equity shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

J.	New Organizational Documents.

On or immediately prior to the Effective Date, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and their respective New Organizational Documents.

K.	Key Employee Obligations.

The Key Employee Plan shall be assumed by the Reorganized Debtors and shall remain in place after the Effective Date and all Key Employee Plan Obligations shall be an obligation of the Reorganized Debtors to the extent not already paid as of the Effective Date; provided, however, that the aggregate cost of such Key Employee Plans shall not exceed $1.39 million.

L.	Directors, Managers, and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of any of the Reorganized Debtors.  To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Section 1146 Exemption.

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

O.	Director and Officer Liability Insurance; Other Insurance.

Before the Petition Date, the Debtors obtained reasonably sufficient tail coverage (i.e., director and officer insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers.  After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under such tail coverage liability insurance in effect and all members, managers, directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

The Debtors will maintain and, to the extent applicable, assume their directors’ and officers’, general liability, and other insurance policies.  The Debtors will list all current year insurance policies among the Assumed Executory Contracts and Unexpired Lease List.  Any deductible under a prepetition insurance contract of the Debtors related to a Class 5 Claim that is covered by such insurance shall be a Class 5 General Unsecured Claim and shall receive its Pro Rata share of the General Unsecured Claims Recovery Pool.  The Debtors, however, shall perform all obligations under an assumed insurance policy.

P.	Management Equity Incentive Plan.

On the Effective Date, a percentage of the New Equity acceptable to the Required Lenders shall be reserved for issuance as grants of stock, restricted stock, options, or stock appreciation rights or similar equity awards to management and employees in connection with the Management Equity Incentive Plan.  For the avoidance of doubt, confirmation of the Plan in no way approves or authorizes the terms of the Management Equity Inventive Plan.

Q.	Employee and Retiree Benefits.

There are no employment, retirement, indemnification, or other arrangements in effect on the Effective Date with the Debtors’ and the Non-Filers’ non-insider officers or employees, or retirement income plans and welfare benefit plans for such persons, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, and accordingly, no such agreements or arrangements will be assumed by the Reorganized Debtors or otherwise remain in effect after the Effective Date; provided, however, that in no event shall the Debtors assume (i) any equity-based compensation, agreement, or arrangement existing as of the Effective Date or (ii) any employment, retirement, indemnification or other agreements or arrangements with the Debtors’ and the Non-filers officers, key leaders, top level managers, or directors.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article IV.R hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, a Qualified Vendor Support Agreement, or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

S.	Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, and the Reorganized Debtors, and any of their respective successors or assigns, and any Entity acting by, through or on behalf of, the Debtors or the Reorganized Debtors, shall be deemed to have released and waived any and all Avoidance Actions against each Holder of an Allowed Qualified Unsecured Trade Claim, each Holder of a Claim that was paid in full pursuant to an order authorizing the payment of such Claim (including, without limitation, a party to an Assumed Executory Contract or Unexpired Lease), and each party who has executed a Qualified Vendor Support Agreement.  For the avoidance of doubt, the Debtors shall not be deemed to release or waive any Avoidance Actions other than those against Holders of Allowed Qualified Unsecured Trade Claims, Holders of Claims that were paid in full pursuant to an order authorizing the payment of such Claims, and any party who has executed a Qualified Vendor Support Agreement.

T.	Allowance of Certain Claims

The First Lien Loan Claims, including both the First Lien Secured Claims and the First Lien Deficiency Claims, shall be Allowed in the aggregate principal amount of $173,395,995, plus any accrued but unpaid interest payable thereon, as calculated in accordance with the First Lien Credit Agreement.  Notwithstanding the foregoing, the Committee may object to the validity or amount of the First Lien Deficiency Claim to the extent it is not waived pursuant to, and in accordance with, the Plan.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or on the Assumed Executory Contract and Unexpired Lease List, all Executory Contracts or Unexpired Leases will be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each Executory Contract and Unexpired Lease assumed by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan, a Qualified Vendor Support Agreement or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

The Debtors will maintain and, to the extent applicable, assume their directors’ and officers’, general liability, and other insurance policies.  Any deductible under a prepetition insurance contract of the Debtors related to a Class 5 Claim that is covered by such insurance shall be a Class 5 General Unsecured Claim and shall receive its Pro Rata share of the General Unsecured Claims Recovery Pool.  The Debtors, however, shall perform all obligations under an assumed insurance policy.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after notice of such rejection is served on the applicable claimant.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Bankruptcy Court.  Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan, as applicable.

Rejection Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors, their Estates, the General Unsecured Claims Recovery Pool, the Reorganized Debtors, and their respective property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  Such Rejection Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article V hereof.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Among other contracts, the Assumed Executory Contract and Unexpired Lease List will include (a) all Executory Contracts or Unexpired Leases with each Holder of a Qualified Unsecured Trade Claim, (b) all Executory Contracts or Unexpired Leases with each non-debtor counterparty that executes a Qualified Vendor Supply Agreement (as such Executory Contracts or Unexpired Leases may be amended or modified in such Qualified Vendor Supply Agreement), and (c) all Executory Contracts and Unexpired Leases with a Holder of a Claim that is paid in full on or prior to the Effective Date.  Any monetary defaults under each Executory Contract and Unexpired Lease as reflected on the Assumed Executory Contract and Unexpired Lease List shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Subject to the payment of the Cure Claims (and all other undisputed amounts falling due through the Effective Date), any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed or satisfied and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

Notwithstanding anything to the contrary in the Plan, the Confirmation Order, any other order entered in the Bankruptcy Cases, or the Assumed Executory Contract and Unexpired Lease List, the Debtors and Reorganized Debtors shall be bound by, and shall comply with, the terms of each Qualified Vendor Supply Agreement.  To the extent the terms of any Qualified Vendor Supply Agreement provide that the Qualified Vendor Supply Agreement shall govern over any inconsistency between such Qualified Vendor Supply Agreement, on one hand, and the Plan, the Assumed Executory Contract and Unexpired Lease List, or the Confirmation Order, on the other hand, such term shall be enforceable.

D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

E.	Reservation of Rights.

Nothing contained in the Plan, shall constitute an admission by the Debtors that any Executory Contract or Unexpired Lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest), each Holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class; provided, however, that distributions of New Equity on account of Class 3 First Lien Secured Claims will be made directly to First Lien Lenders and will not be made through the First Lien Agent.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VI.D.1 hereof.  Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be made on a quarterly basis (to the extent that material distributions exist to be made) and deemed to have been made on the Effective Date; provided, that, for the avoidance of doubt, Holders of Disputed Administrative Claims and Disputed Priority Tax Claims that later become Allowed Claims shall be entitled to interest on such Allowed Claims to the extent provided for by the Bankruptcy Code.

2. Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision to the contrary in the Plan, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until the Disputed Claim has become an Allowed Claim in its entirety or has otherwise been resolved by settlement or Final Order.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests on the Effective Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

2. Minimum Distributions.

No fractional shares of New Equity shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Equity that is not a whole number, the actual distribution of shares of New Equity shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity to be distributed to Holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.

Notwithstanding any other provision of the Plan, the Disbursing Agent will not be required to make distributions of Cash less than $50 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article VIII and its holder is forever barred pursuant to Article VIII from asserting that Claims against the Reorganized Debtors or their property.

3. Delivery of Distributions to Disbursing Agent for General Unsecured Claims and Qualified Unsecured Trade Claims.

Except as otherwise provided in the Plan, all distributions to holders of Allowed General Unsecured Claims and Allowed Qualified Unsecured Trade Claims shall be deemed completed when made to the Disbursing Agent for General Unsecured Claims and Allowed Qualified Unsecured Trade Claims, who shall be deemed to be the holder of all General Unsecured Claims and Qualified Unsecured Trade Claims for purposes of distributions to be made hereunder.  The Disbursing Agent for General Unsecured Claims shall have the authority (at the direction of the Creditors Committee) to administer the General Unsecured Claims Recovery Pool with respect to General Unsecured Claims.  The Committee shall have the sole authority to administer the General Unsecured Claims, which shall include reviewing, analyzing, allowing, objecting to, settling, litigating, compromising, seeking to estimate, or otherwise resolving the General Unsecured Claims.  The Disbursing Agent shall timely pay the fees and expenses incurred by the Creditors Committee (including the Creditors Committee’s Professional fees and expenses) in administering such General Unsecured Claims.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date; provided further, however, that the Debtors shall use commercially reasonable efforts to locate a Holder if any distribution is returned as undeliverable.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

F.	Manner of Payment.

1. All distributions of the New Equity to Holders of Claims under the Plan shall be made at the direction of the Disbursing Agent on behalf of the Debtors on the Effective Date.

2. All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.

3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Securities Registration Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Equity and New Equity deliverable upon exercise of the Management Equity Incentive Plan, as contemplated by Article III.B hereof to Class 3, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  The New Equity (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of Title 11 of the United States Code.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Equity through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Equity under applicable securities laws.

The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.

K.	Setoffs and Recoupment by Debtors.

The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

L.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor; provided, however, that the Debtors shall provide 21 days’ notice to the Holder prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies absent the Creditors Committee’s consent and until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that the Debtors shall provide 21 days’ notice to the Holder of prior to any disallowance of such Claim during which period the Holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1. Allowance of Claims.

Except as provided in Article VII.A.6 below and as further provided in this Plan with respect to the First Lien Deficiency Claim, on or after the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim Allowed as of the Effective Date.  Except as expressly provided in the Plan or in any order entered in these Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in these Chapter 11 Cases allowing such Claim.

2. Prosecution of Objections to Claims.

Except as provided in Article VII.A.6 below and as further provided in this Plan with respect to the First Lien Deficiency Claim, the Reorganized Debtors after the Effective Date shall have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, for the avoidance of doubt, the U.S. Trustee shall have standing to object to Fee Claims.  From and after the Effective Date, the Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3. Claims Estimation.

Except as provided in Article VII.A.6 below and as further provided in this Plan with respect to the First Lien Deficiency Claim, prior to and on the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any contingent Claim, or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent Claim, or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation, as determined by the Bankruptcy Court, on such Claim for all purposes under the Plan, including for purposes of distributions, and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue additional objection to the ultimate distribution on account of such Claim.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.  Notwithstanding anything to the contrary in this paragraph, nothing in this paragraph shall derogate in any way the rights under applicable law, independent of this paragraph, of the Holder of a Disputed Claim with respect to estimation and allowance of, and allocation and holding of any reserves in respect of, the Disputed Claim.

4. Expungement or Adjustment to Claims Without Objection.

Any Claim that has been paid, satisfied, or superseded may be expunged on the Claims Register by the Debtors or the Reorganized Debtors, as applicable, and any Claim that has been amended may be adjusted thereon by the Debtors or the Reorganized Debtors in both cases without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Reorganized Debtors shall update the Claims Register regularly to reflect any such changes.

5. Deadline to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date (as may be extended).

6. Resolution of Class 5 – General Unsecured Claims; Class 5 Oversight Committee.

On the Effective Date, the Class 5 Oversight Committee will be deemed to be appointed and will consist of the members of the Creditors Committee willing to serve.  From time to time, the then-existing member(s) of the Class 5 Oversight Committee, in their/its sole discretion and by majority vote, may appoint one or more Holders of Class 5 Claims to the Class 5 Oversight Committee.

Notwithstanding any other provision in this Article VII, with respect to General Unsecured Claims in Class 5, the Class 5 Oversight Committee shall have all of the rights given to the Debtors and the Reorganized Debtors in this Article VII, and the Class 5 Oversight Committee shall have the right to administer the General Unsecured Claims in Class 5 to the exclusion of the Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the First Lien Agent, the Required Lenders, and the First Lien Lenders.  Without limiting the foregoing, the Class 5 Oversight Committee shall have the right to allow, object to, settle, litigate, compromise, seek to estimate, liquidate, or otherwise resolve the General Unsecured Claims.  The Debtors and the Reorganized Debtors, however, shall use reasonable efforts to cooperate with the Class 5 Oversight Committee in the administration of Class 5 Claims.  Such cooperation shall include, without limitation and at the Reorganized Debtors’ reasonable expense, the provision of information, documents, and witnesses as necessary to for the Class 5 Oversight Committee to take any of the action described herein.

As of the Effective Date, each of the Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the First Lien Agent, the Required Lenders, and the First Lien Lenders shall be deemed to have waived their right to object to, seek to estimate, comprise, settle, liquidate or otherwise resolve any of the Class 5 Claims; provided, however, that during any times (if any) that the Class 5 Oversight Committee has no members, the Reorganized Debtors shall administer the Class 5 Claims; provided, further, however, that in the event the First Lien Lenders do not waive the First Lien Deficiency Claim as provided herein, the Debtors, the Reorganized Debtors, the First Lien Lenders, and the First Lien Agent (with notice to the Committee) shall have the right to liquidate, settle, and/or estimate the First Lien Deficiency Claim upon Bankruptcy Court approval following proper notice and a hearing.  In the event the First Lien Deficiency Claim becomes applicable, the Committee reserves all rights to challenge the validity or amount thereof.

Other than the segregated $50,000 fund created for the purpose of paying the fees and expenses related to administering the Class 5 Claims, the Reorganized Debtors shall have no responsibility for paying any fees or expenses incurred by the Class 5 Oversight Committee or its members (in their capacity as Class 5 Oversight Committee Members).  Although the members of the Class 5 Oversight Committee shall serve without compensation, the members’ out-of-pocket expenses (excluding the members’ professional fees and expenses) will be reimbursable from the $50,000 fund.

B.	Disallowance of Claims.

Except as otherwise Allowed by the Plan, all Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (1) the Entity, on the one hand, and the Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED BY THE DEBTORS (WITH RESPECT TO CLAIMS OTHER THAN CLASS 5 CLAIMS) OR THE CREDITORS COMMITTEE (WITH RESPECT TO CLASS 5 CLAIMS) AND UNLESS OTHERWISE ORDERED BY THE COURT, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE MAY BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

C.	Amendments to Claims.

On or after the Effective Date, a Claim may not be amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors (with respect to Claims other than Class 5 Claims) or the Creditors Committee (with respect to Class 5 Claims).  Any such unauthorized new or amended Claim Filed shall be deemed disallowed and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement.

Notwithstanding anything contained herein to the contrary, the allowance, classification, and treatment of all Allowed Claims and their respective distributions and treatments hereunder takes into account and conforms to the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised, and released pursuant hereto.  The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (1) in the best interests of the Debtors, their estates, and all Holders of Claims, (2) fair, equitable, and reasonable, (3) made in good faith, and (4) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019.  In addition, the allowance, classification, and treatment of Allowed Claims take into account the release by all Entities of all contractual, legal, and equitable subordination rights or Causes of Action that are satisfied, compromised, and settled pursuant hereto.  Nothing in this Article VIII.A shall compromise or settle in any way whatsoever, any Causes of Action that the Debtors or the Reorganized Debtors, as applicable, may have against a non-Released Party or provide for the indemnity of any non-Released Party.

In accordance with the provisions of this Plan, and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against the Debtors and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.  Notwithstanding the foregoing, and for the avoidance of doubt, the Debtors shall not have the right to settle the alleged First Lien Deficiency Claim without Bankruptcy Court approval following proper notice and a hearing.

B.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Release of Liens.

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

D.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and related Disclosure Statement, or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Article VIII.D; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

E.	Releases by Holders of Claims and Interests.

Except as otherwise provided in this paragraph, as of the Effective Date and to the fullest extent authorized by applicable law, each Holder of a Claim or an Interest in the Debtors that (A) votes to accept the Plan and (B) does not opt out of the Third Party Release, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Non-Filers, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.  Notwithstanding anything to the contrary in the Plan or the Confirmation Order, (1) the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan including, without limitation, a Qualified Vendor Support Agreement or a similar agreement regarding sales of assets or services by a Holder of a Claim following the Confirmation of the Plan, (2) nothing contained in the Plan or the Confirmation Order shall extinguish, impact, or release any Claim, right of setoff, recoupment, subrogation, or defense of any kind held by any Holder of a Claim solely to the extent that such Claim, right or defense is asserted as an affirmative or other defense to a Cause of Action or Claim asserted by a Debtor or Reorganized Debtor, and (3) nothing contained in the Plan or Confirmation Order shall extinguish, impact or release a Holder’s Claim or Cause of Action against a Third Party Releasee that is unrelated to the Debtors, the Chapter 11 Cases, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion).  Further if a creditor opts out of the Third Party Releasees it shall not impact the creditor’s ability to have its Claim included within either Class 4 or Class 5, as applicable.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is:  (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Article VIII.E; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

F.	Exculpation.

To the fullest extent permissible under applicable law, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, cause of action, or liability for any Exculpated Claim; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted gross negligence or willful misconduct.  The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion).

G.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.E hereof, discharged pursuant to Article VIII.A hereof, or are subject to exculpation pursuant to Article VIII.F hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Non-Filers, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan including, without limitation, a Qualified Vendor Support Agreement or a similar agreement regarding sales of assets or services by a Holder of a Claim or by a party with a right to assert an Administrative Claim following the Confirmation of the Plan, from bringing an action to enforce the terms of such Plan or document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement) executed to implement the Plan including, without limitation, a Qualified Vendor Support Agreement or a similar agreement.

H.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Subordination Rights.

Any distributions under the Plan to Holders shall be received and retained free from any obligations to hold or transfer the same to any other Holder, and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights.  Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

J.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their current document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.  Until the Class 5 General Unsecured Claims are fully and finally resolved, however, the Debtors and the Reorganized Debtors will retain documents (whether electronic or hard copy) and data relating to the Class 5 Claims, the facts and circumstances surrounding those Claims, the merits of such Claims and the amount thereof.  The Debtors and the Reorganized Debtors will provide the Creditors Committee or its Professionals with reasonable access to such documents and data during normal business hours.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation.

It shall be a condition precedent to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Required Lenders;

2. the Confirmation Order shall:

(a)
authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)
authorize the Reorganized Debtors to: (i) issue the New Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; and (ii) enter into any agreements contained in the Plan Supplement;

(d)	decree that the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

(e)	authorize the implementation of the Plan in accordance with its terms; and

(f)
provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the Exit Facilities); and

3. the Plan must be in form and substance reasonably acceptable to the Debtors  the Required Lenders.

4. all documentation related to the Plan must be in form and substance reasonably acceptable to the Required Lenders.

B.	Conditions Precedent to the Effective Date.

It shall be a condition precedent to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Confirmation Order shall have become a Final Order;

2. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance reasonably acceptable to the Debtors and the Required Lenders;

3. all actions, documents, Certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws; provided, however, that each document, instrument, and agreement must be reasonably acceptable to the Debtors and the Required Lenders;

4. all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received;

5. the initial boards of directors of the Reorganized Debtors shall have been appointed;

6. the effectiveness of the Exit Facilities, in form and substance reasonably acceptable to the Debtors and the Required Lenders; and

7. the Allowed amount of Administrative Claims, Priority Tax Claims and Other Priority Claims shall not exceed in the aggregate $4 million; provided, however, that such cap shall not apply to Accrued Professional Compensation Claims, Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code and ordinary course post-petition trade, wages and benefits, incurred but not yet paid as of the Effective Date.

C.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived only by consent of the Debtors and the Required Lenders, without notice (except to counsel for the Creditors Committee), leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors, with the reasonable consent of the Required Lenders, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Required Lenders, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X. Notwithstanding the foregoing, no material modification in the treatment of any Class of Claims shall occur that seeks to treat Holders of Claims in such Class in a manner less favorable than the treatment being accorded to such Holders in the current version of the Plan, without providing the Holders of such Claims with the required disclosures and affording such Holders the opportunity to vote on the proposed modification of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity, including the Holders of Claims or the Non-Filers; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity, including the Non-Filers.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including (i) the resolution of any request for payment of any Administrative Claim, and (ii) the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to:  (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L.1 hereof;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (except that disputes occurring under Qualified Vendor Support Agreements following the one year anniversary of the Effective Date, or any dispute under such agreements over which the Bankruptcy Court declines to exercise jurisdiction, may be heard by courts other than the Bankruptcy Court);

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof (except that disputes occurring under Qualified Vendor Support Agreements following the one year anniversary of the Effective Date, or any dispute under such agreements over which the Bankruptcy Court declines to exercise jurisdiction, may be heard by courts other than the Bankruptcy Court);

22. enforce all orders previously entered by the Bankruptcy Court; and

23. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.B hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, the Debtors may enter into any such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors.  On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.  Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor's case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

D.	Payment of Fees and Expenses of Professionals in Connection with the Funded Debt.

On the Effective Date, the Disbursing Agent shall pay in full in Cash all reasonable and documented unpaid fees and expenses of the advisors retained by the Required Lenders.

E.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, the Creditors Committee shall be dissolved.  As of the Effective Date, the Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred after the Effective Date by the members of or advisors to the First Lien Agents, the Required Lenders, or the Creditors Committee.

F.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur, and none of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

G.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1. If to the Debtors, to:

GSE Environmental, Inc.
19103 Gundle Road
Houston, Texas 77073
Facsimile:  (281) 230-8650
Attention:   Daniel Storey
E-mail address:   dstorey@gseworld.com

with copies to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:  (312) 862-2200
Attention:  Patrick J. Nash, Jr. and Jeffrey D. Pawlitz
E-mail addresses:  patrick.nash@kirkland.com and jeffrey.pawlitz@kirkland.com

2. If to the Required Lenders, to:

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, New York 10019
Facsimile:  (212) 403-1000
Attention:  Scott K. Charles and Emily D. Johnson
E-mail address:  SKCharles@wlrk.com and EDJohnson@wlrk.com

3. If to the Committee, to:

Reed Smith LLP
1201 Market Street, Suite 1500
Wilmington, Delaware 19801
Facsimile: (302) 778-7575
Attention: Kurt F. Gwynne and Claudia Z. Springer
Email addresses: kgwynne@reedsmith.com and cspringer@reedsmith.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/gse or the Bankruptcy Court’s website at www.deb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

M.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

O.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. Notwithstanding the foregoing, if any provision of the Plan conflicts with a provision in a Qualified Vendor Supply Agreement, the Qualified Vendor Supply Agreement shall be controlling.

Dated:  June 23, 2014

Respectfully submitted, GSE ENVIRONMENTAL, INC. (for itself and on behalf of each of its affiliated Debtors)

By:	/s/ Daniel C. Storey
	Name:	Daniel C. Storey
	Title:	Senior Vice President,
Chief Financial Officer

Prepared by:

Laura Davis Jones (DE Bar No. 2436)
Timothy P. Cairns (DE Bar No. 4228)
PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone:	(302) 652-4100
Facsimile:	(302) 652-4400
Email:	ljones@pszjlaw.com
tcairns@pszjlaw.com

- and -

Patrick J. Nash, Jr., P.C. (admitted pro hac vice)
Jeffrey D. Pawlitz (admitted pro hac vice)
Bradley Thomas Giordano (admitted pro hac vice)
KIRKLAND & ELLIS LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200
Email:	patrick.nash@kirkland.com
jeffrey.pawlitz@kirkland.com
bradley.giordano@kirkland.com

Co-Counsel for the Debtors and Debtors in Possession